Exhibit 3.158

FEE:   $1.00 per $1,000.00

On Authorized Capital

Minimum Fee: $50.00

CERTIFICATE OF INCORPORATION

(PROFIT)

FILE IN DUPLICATE

PRINT CLEARLY

TO THE SECRETARY OF STATE OF THE STATE OF OKLAHOMA:

1.  The name of this corporation is:

Gift Card Services, Inc.

(Please refer to procedure sheet for statutory words required to be included in the corporate name.)

2.  The address of the registered office in the State of Oklahoma and the name of the registered agent at such address are:

Byrne Webb	4401 W. Kenosha	Broken Arrow,	Tulsa	74012
NAME	NUMBER & STREET ADDRESS	CITY	COUNTY	ZIP CODE
	(P.O. BOXES ARE NOT ACCEPTABLE.)

3. The duration of the corporation is:	Perpetual
(Perpetual unless otherwise stated)

4.  The purpose or purposes for which the corporation is formed are:

To Sell Gift Card Services to Property Management and Retail Outlets.

5.  The aggregate number of shares which the corporation shall have authority to issue, the designation of each class, the number of shares of each class, and the par value of the shares of each class are as follows:

NUMBER OF SHARES	SERIES	PAR VALUE PER SHARE
		(Or, if without par value, so state)

Common 50		1.00
Preferred
TOTAL NO. SHARES 50	TOTAL AUTHORIZED CAPITAL 50.00

6.	If the powers of the incorporator(s) are to terminate upon the filing of the certificate of incorporation, the names and mailing address of the persons who are to serve as directors:

	NAME	MAILING ADDRESS	CITY	STATE	ZIP CODE

7.	The name and mailing address of the undersigned incorporator(s)

	NAME	MAILING ADDRESS	CITY	STATE	ZIP CODE

	Byrne Webb	4401 W. Kenosha	Broken Arrow,	Tulsa	74012

THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Oklahoma does certify that the facts herein stated are true, and has accordingly hereunto set my hand this 13 day of September. 1995.

/s/ Byrne Webb
Signature